Exhibit 99.1

NEWS RELEASE

DEL MONTE CORPORATION ANNOUNCES

COMMENCEMENT OF EXCHANGE OFFER

SAN FRANCISCO, CA, June 4, 2010 - Del Monte Corporation, a wholly-owned subsidiary of Del Monte Foods Company (NYSE:DLM), announced that it has commenced its offer to exchange up to $450.0 million principal amount of newly issued 7 1/2% Senior Subordinated Notes due 2019, registered under the Securities Act of 1933, for a like principal amount of its outstanding, privately placed 7 1/2% Senior Subordinated Notes due 2019. The newly issued notes will be guaranteed on a subordinated basis by Del Monte Foods Company.

The outstanding notes were privately placed in October 2009. Del Monte Corporation is making this exchange offer to satisfy its obligations under the registration rights agreement relating to the outstanding notes in which Del Monte Corporation committed to use its commercially reasonable efforts to issue notes pursuant to a registration under the Securities Act of 1933, which notes generally can be publicly traded, in exchange for the outstanding, privately placed notes, which are subject to certain transfer restrictions. The exchange offer will not affect Del Monte’s outstanding debt levels, as new notes issued pursuant to the registration under the Securities Act will be issued only upon cancellation of a like amount of currently outstanding notes.

Del Monte will accept for exchange any and all outstanding notes validly tendered on or before 5:00 p.m., New York City time, on July 2, 2010, unless the exchange offer is extended. The exchange offer is made only pursuant to Del Monte’s prospectus dated June 4, 2010, which has been filed with the Securities and Exchange Commission. Del Monte has not authorized any person to provide information other than as set forth in the prospectus.

Copies of the prospectus and transmittal materials governing the exchange offer can be obtained from the exchange agent, The Bank of New York Mellon Trust Company, N.A., by calling (212) 815-3738, by faxing a request to (212) 298-1915, or by writing via mail or overnight courier to The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 101 Barclay Street - 7 East, New York, N.Y., 10286. This announcement is not an offer to sell any securities, nor a solicitation of any offer to buy or exchange any securities. The exchange offer is made solely pursuant to the prospectus dated June 4, 2010, including any supplements thereto.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3.6 billion in net sales in fiscal 2009. With a powerful portfolio of brands including Del Monte®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in eight out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.™

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Christina Um Del Monte Foods (415) 247-3382 investor.relations@delmonte.com

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